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                                                                    Exhibit 10.5



                                             January 15, 1998



William L. Rosoff


Dear Bill:

     RJR Nabisco Holdings Corp. ("Holdings") and RJR Nabisco, Inc. (the "Company") consider it essential to the best interests of Holdings' stockholders to attract and foster the continuous employment of key management personnel of the Company.

     In furtherance of the foregoing interests of Holdings and its stockholders, Holdings and the Company have previously committed, in a protection program for headquarters employees established on July 1, 1994 and implemented as of January 31, 1995 as the RJR Nabisco Holdings Corp. Headquarters Continuing Excellence Recognition Program (the "Headquarters Program"), to provide to certain executives certain payments and benefits in the event of involuntary separation of employment with the Company other than for cause.

     In light of the success of the Headquarters Program in retaining and motivating headquarters employees, the Board of Directors of Holdings (the "Holdings Board") and the Board of Directors of the Company (the "Board") (and sometimes, collectively, the "Boards") have determined that further appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control (as defined in Section 3 below) or a Spinoff (as defined in Section 4(a)(vi) below). The Boards have also determined that it is in the best interest of Holdings and its stockholders to ensure your continued availability to Holdings in the event of a Change of Control.

     In order to induce you to become employed with the Company, Holdings and the Company agree that you shall receive (i) certain benefits upon becoming employed, (ii) certain payments and benefits as set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below and (iii) certain other payments, as set forth in this Agreement, upon a Change of Control (as defined in Section 3 below).

     This Agreement, when executed by you, will (1) supersede and replace the Headquarters Program and (2) will be in lieu of your participation in the RJR Nabisco, Inc. Salary and Benefit Continuation Program (the "SBC Program") and the RJR Nabisco



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Holdings Corp. 1995 Employee Protection Program (the "1995 Program") but will in no event provide lesser benefits to you in the event of the termination of your employment than would otherwise have been available under the provisions of the SBC Program or the 1995 Program, as applicable. As a precondition to payment of the benefits provided herein, you will be required to sign the relevant release of claims against Holdings and/or the Company, as the case may be, in the form attached hereto as Exhibit A.

     1. TERM OF AGREEMENT. This Agreement shall be effective as of the date hereof and shall continue in effect as long as you are employed by the Company or any of its affiliates or successors.

     2. BENEFITS AND AWARDS ON EMPLOYMENT. Your employment hereunder has commenced as of the date hereof and, subject to your execution of this Agreement, your employment shall be on the following basis:

     a) Your title will be Senior Vice President and General Counsel. You will be in RJR Nabisco, Inc. Salary Grade A. You will have the customary powers, responsibilities and authorities of Senior Vice Presidents and General Counsels of corporations of the size, type and nature of Holdings and Company, specifically, you shall have responsibility for all of Holdings' and the Company's legal staff functions. You will report to the Company's Chief Executive Officer and your principal office shall be at the principal executive offices of Holdings and the Company in New York, New York.

     b) Your base salary will be $600,000 per year. Your target bonus will be 70% of base salary, subject to the terms and conditions of RJR Nabisco, Inc. Annual Incentive Award Plan ("AIAP") or any successor plan.

     c) You will receive grants annually under the RJR Nabisco Holdings Corp. 1990 Long-Term Incentive Plan ("LTIP") and/or any additional or successor long-term incentive plan commensurate with a Salary Grade Level A position.

     d) You will receive 150,000 RJR Nabisco Holdings Corp. Stock Options and 35,000 shares of RJR Nabisco Holdings Corp. Restricted Stock, both subject to the terms and conditions of the LTIP and individual grant agreements to be executed by you and the Company.

     e) You will be entitled to a pension enhancement as described hereinafter in Section 6.1, unless forfeited under the terms of this Agreement.

     f) You will be entitled to participation in the Company's perquisite program and employee benefits program at a level commensurate for Salary Grade Level A, as long as the Company continues to sponsor such programs and benefits.

     3. CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean the first to occur of the following events:


                                          3
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     (a)  an individual, corporation, partnership, group, associate or other entity or "person", as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than Holdings or any employee benefit plan(s) sponsored by Holdings or the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of 30% or more of the combined voting power of the Holdings' outstanding securities ordinarily having the right to vote at elections of directors;

     (b) individuals who constitute the Holdings Board on the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by Holdings' shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Holdings in which such person is named as a nominee of Holdings for director), but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
     Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Holdings Board, shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board; or

     (c) the approval by the shareholders of the Company of a plan or agreement providing (1) for a merger or consolidation of Holdings other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Holdings or such surviving entity outstanding immediately after such merger or consolidation, or (2) for a sale, exchange or other disposition of all or substantially all of the assets of Holdings. If any of the events enumerated in this paragraph (c) occurs, the Holdings Board shall determine the effective date of the Change of Control resulting therefrom for purposes of this Agreement.

     4.   TERMINATION OF EMPLOYMENT.

     (a)  DEFINITIONS.

          (i) DISABILITY. You shall be deemed to be Disabled if you become totally and permanently disabled (as defined in the Company's Long Term Disability Plan applicable to senior executive officers as in effect on the date


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          hereof) or, prior to a Change of Control, if the Board or any committee thereof so determines.

          (ii) RETIREMENT. "Retirement" shall mean your retirement on or after attaining age 55 and with ten or more years of service with the Company or any affiliate of the Company, including any imputed service as described in Section 6.1 or as may otherwise be granted by the Company.

          (iii)  CAUSE.

               (A) Prior to a Change of Control, termination for "Cause" shall mean termination of your employment resulting from your (I) criminal conduct, (II) deliberate and continual refusal to perform employment duties on substantially a full time basis (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by you for Good Reason), (III) deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee senior to you or
          (IV) deliberate misconduct which could be materially damaging to Holdings or the Company without a reasonable good faith belief by the Employee that such conduct was in the best interests of Holdings or the Company. A termination of employment shall not be deemed for Cause hereunder unless the senior personnel executive of Holdings or the Company shall confirm that any such termination is for Cause as defined above.

               (B) Following a Change of Control, termination for "Cause" shall mean termination of your employment resulting from (I) your willful and continued failure substantially to perform your duties with Holdings or the Company (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (II) the willful engaging by you in conduct which is demonstrably and materially injurious to Holdings or the Company, monetarily or otherwise or (III) your conviction of (x) a felony under the laws of the United States or any state or (y) a felony under the laws of any other country or political sub-division thereof involving moral turpitude. For purposes of this clause (a)(iii)(B), no act or failure to act, on your part shall be deemed "willful" unless done or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Holdings or the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause under this Clause (a)(iii)(B) unless and until there shall have been an affirmative vote (which cannot be delegated) of not less than three-quarters (3/4) of the entire membership of the Board at a meeting


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

          of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in subclauses (I),
          (II) or (III) above, specifying the particulars thereof in detail.

          (iv) GOOD REASON FOLLOWING A CHANGE OF CONTROL. During the twenty-four month period following a Change of Control, you shall be entitled to terminate your employment for Good Reason. For purposes of this paragraph (iv), "Good Reason" shall mean, without your express written consent, any of the following occurring during such twenty-four month period:

               (A) A material reduction in your duties or responsibilities, a material diminution in your position or a material adverse change in your reporting relationship from those in effect immediately prior to the Change of Control;

               (B) A reduction in your pay, grade or bonus opportunity as in effect immediately prior to the Change of Control or as the same may thereafter be increased from time to time during the term of this Agreement;

               (C) The failure to continue in effect any compensation plan in which you participate at the time of the Change of Control, including but not limited to the LTIP and the AIAP, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing you with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change of Control;

               (D) The taking of any action which would directly or indirectly materially reduce any of the benefits to be provided under Section 7(c) or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure to provide you with the number of paid vacation days to which you are entitled on the basis of the Company's practice with respect to you as in effect at the time of the Change of Control;

               (E) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (b) below; provided further that for purposes of this Agreement, no such purported termination shall be effective;


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

               (F) Any material breach by Holdings or the Company of any provision of this Agreement including, but not limited to any provision of Section 7, or any agreements entered into pursuant hereto; or

               (G) Requiring you to be based at any office or location more than 50 miles from the office or location at which you were based immediately prior to such Change of Control, except for travel reasonably consistent with your travel requirements prior to such Change of Control.

          (v)  GOOD REASON PRIOR TO A CHANGE OF CONTROL.

               Prior to a Change of Control and following the expiration of the twenty-four month period following a Change of Control, you shall also be entitled to terminate your employment for Good Reason. For purposes of this paragraph (v), "Good Reason" shall mean, without your express written consent, any of the following occurring prior to a Change of Control or following the expiration of such twenty-four month period:

               (A) A material reduction in your duties or responsibilities, a material diminution in your position or a material adverse change in your reporting relationship;

               (B)  A reduction in your pay, grade or bonus opportunity;

               (C) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8 hereinafter below; provided further that for purposes of this Agreement, no such purported termination shall be effective;

               (D) Any material breach by Holdings or the Company of any provision of this Agreement including, but not limited to any provision of Section 7, or any agreements entered into pursuant hereto; or

               (E) Requiring you to be based at any office or location more than 50 miles from the office or location at which you were based on the date of this Agreement, except for travel reasonably required in the performance of your responsibilities.

          (vi) SPINOFF. A Spinoff shall occur if the Company pays a dividend or makes a distribution to all holders of Common Stock of the capital stock of any subsidiary of the Company, which subsidiary represents all or substantially all of the Company's interest in either of its two principal lines of business as of the date hereof.


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

    (b) NOTICE OF TERMINATION. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

    (c) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period),
    (ii) if your employment is terminated by reason of your death, the date of your death, and (iii) if your employment is terminated by reason of your Retirement, for Cause, for Good Reason or for any other reason (other than Disability or death), the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty
    (30) nor more than sixty (60) days from the date such Notice of Termination is given).

    5.   COMPENSATION UPON TERMINATION.

    Upon termination of your employment, subject to your execution of a release of claims against Holdings and/or the Company (in the relevant form set forth in Exhibit A if such termination is without Cause or for Good Reason ), you shall be entitled to the following benefits:

    (a) If your employment shall be terminated by the Company for Cause, or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to you pursuant to the Company's retirement and other benefit plans of the Company then in effect, and Holdings and/or the Company shall have no further obligations to you under this Agreement.

    (b) If your employment shall be terminated by reason of your voluntary Retirement, Disability or death, the Company shall pay you or your estate, as the case may be, your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given or the time of your death, as the case may be. Benefits to you, your beneficiaries or your estate, as the case may be, shall be determined in accordance with the Company's retirement, benefit, disability and insurance plans and programs in effect at the time of such termination (including the special pension benefit under Section 6.1 herein).

    (c) If, other than during the twenty-four month period following a Change of Control or a Spinoff, your employment shall be terminated by the Company other


                                     7
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          than for Cause or Disability or by you for Good Reason, you shall be entitled to the payments and benefits provided below:

          (i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and, except as set forth below, all other amounts to which you are entitled under any compensation or benefit plan of the Company including, but not limited to, the AIAP and LTIP at the times such payments are due under the terms of such plans;

          (ii) The Company shall pay to you in seventy-two equal semi-monthly installments an amount equal to two times the sum of (x) your annual base salary as in effect immediately prior to such termination and (y) the amount of your target award under the AIAP as in effect at the time of such termination;

          (iii) The Company shall provide you with the benefits under the RJR Nabisco, Inc. Flexible Perquisites Program (the "Perquisites Program") for the thirty-six month period following such termination;

          (iv) The Company shall provide you with the opportunity to participate in the medical and dental plans as provided under the SELECT Omnibus Welfare Plan as in effect for active employees other than the Short and Long Term Disability Plans (or similar coverage as may be provided for active employees), the core life, optional life, and accidental death and dismemberment insurance coverage provided under the SELECT Omnibus Insurance Plan as in effect for active employees (or similar coverage as may be provided for active employees), and the Executive Medical Plan as in effect for active employees until the end of the 36 month period after such termination, subject to any applicable coordination of benefits rules.

          (v) You shall be paid for any unused vacation for the year of termination, for vacation accrued to your Date of Termination for the following calendar year, and/or any accumulated vacation (if applicable) from previous years, all in accordance with the normal practice of the Company.

          (vi) You shall be entitled to outplacement assistance pursuant to the Company's normal practice for the 12-month period following your Date of Termination at an out-of-pocket cost to the Company not to exceed 18% of annualized Base Pay.

          (vii) You shall continue to participate in the Retirement Plans and Savings Plans, as defined in Exhibit B, for purposes of vesting, benefit accrual and employer matching contribution, as applicable, for 36 months.


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          (viii) If you are at least age 55 with at least ten years of service including any period of severance and including service imputed pursuant to Section 6.1, you shall be eligible for MedChoice Retiree Medical benefits as in effect for other retirees and as amended from time to time thereafter.

          (ix) You shall be entitled to any applicable additional benefits and protections provided under the Headquarters Program.

     (d) If within the twenty-four month period following a Change of Control your employment by the Company shall be terminated (x) by the Company other than for Cause or Disability or (y) by you for Good Reason, then, effective as of the Date of Termination, in lieu of any benefits which you otherwise would be eligible to receive under Section 5 (c) above, you shall be entitled to the payments and benefits provided below:

          (i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and, except as set forth below, all other amounts to which you are entitled under any compensation or benefit plan of the Company at the time such payments are due under the terms of such plans, or as otherwise provided herein.

          (ii) The Company shall pay to you, not later than 15 business days following the Date of Termination, a lump sum cash payment equal to
          (A) your AIAP Vested Amount, PS Vested Amount, if any, and PU Vested Amount, if any, (each as defined in Exhibit B) as of the Date of Termination plus (B) two (2) times the sum of (I) your annual base salary as in effect immediately prior to the Change of Control or the Date of Termination if higher and (II) the amount of your AIAP target award as in effect at the time of such termination or, if higher, as in effect immediately prior to the Change of Control (all as defined in Schedule B). The amount of the payment under this Section 5(d)(ii)(B) shall be discounted to its present value, based on a notional payment period of 36 months, assuming equal semi-monthly payments and a discount rate equal to the product of (x) the 3-year Treasury bond yield as published in the New York Times on the first of the month in which the Termination Date occurs and (y) 100% minus the aggregate applicable federal, state and local taxes then imposed on your employment income computed at the maximum applicable marginal rates.

          (iii)  (A)     The Company shall pay to you a lump sum cash payment
          equal to three times the value of the annual credit under the Perquisites Program to which you were entitled immediately prior to such termination or, if higher, to which you were entitled immediately prior to the Change of Control, reduced by such credits as would otherwise be applied to the continued benefits under Section 5(d)(iii)(C) below.


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                 (B)     You shall be entitled to use the automobile assigned to
          you immediately prior to the Change of Control for 36 months following such termination and, at the end of such 36 month period, ownership of such automobile shall be transferred to you. At the time of such transfer, the Company shall pay to you such amount in cash that after payment of all applicable federal, state and local taxes thereon, computed at the maximum marginal rates, is equal to all such taxes, so computed, imposed in connection with such transfer.

                 (C) The Company shall provide you with benefits equivalent to those provided under the Perquisites Program immediately prior to the Change of Control for 36 months following such termination.

          (iv) The Company shall provide you with the opportunity to participate in medical and dental plans and in core life, optional life, and accidental death and dismemberment insurance coverage no less favorable in the aggregate than provided under the SELECT Omnibus Welfare Plan (other than the Short and Long Term Disability Plans), the SELECT Omnibus Insurance Plan, and the Executive Medical Plan, as such plans are in effect for active employees immediately prior to such Change of Control, until the end of the 36 month period after such termination, subject to any applicable coordination of benefits rules.

          (v) The Company shall pay to you, not later than 15 business days following the Date of Termination, a lump sum cash payment for any unused vacation for the year of termination, for vacation accrued to the Date of Termination for the following calendar year, and/or any accumulated vacation (if applicable) from previous years, all in accordance with the normal practice of the Company immediately prior to such Change of Control.

          (vi)   (A)     You shall receive 36 months of service credit
          ("Additional Credited Service") under the Retirement Plans and Savings Plans for purposes of vesting, benefit accrual and employer matching contribution, as applicable, based on the same formula and matching amount as in effect immediately prior to such Change of Control.

                 (B) Within 15 days following the Date of Termination, the Company shall pay to you in cash a lump sum equal to (x) the actuarial present value of such portion, if any, of the benefit resulting from such Additional Credited Service as may not be accrued under the qualified Retirement Plans and/or Savings Plans plus (y) the actuarial present value of all accruals as of the Date of Termination under the non-qualified Retirement Plans and Savings Plans in which you participate.

          (vii) The calculation of the lump-sum in (vi)(B)(y) above shall include the special pension benefit pursuant to Section 6.1 herein.

          (viii) You shall be entitled (in addition to and upon the expiration of the benefits provided pursuant to Section 5(d)(iv)) to MedChoice Retiree Medical benefits as in effect for other retirees and as amended from time to time thereafter at the minimum level of Company subsidy or, if greater, the subsidy level based on actual service and imputed years of service pursuant to Section 6.1.

          (ix) You shall be entitled to outplacement assistance pursuant to the Company's normal practice for the 12-month period following your Date of Termination, in an amount not to exceed 18% of annualized Base Pay.

          (x)    If the Company fails to provide any of the benefits under
          Section 5(d)(iv) or Section 5(d)(viii) above, the Company shall reimburse you for the actual cost of your obtaining comparable benefits within 15 business days after the date you give the Company written notice that you incurred such costs plus such additional amount that after payment of all applicable Federal, state and local taxes thereon, computed at the maximum marginal rates, is equal to all such taxes, so computed, imposed with respect to such reimbursement.

          (xi)   (A)     Anything herein to the contrary notwithstanding, in the
          event that it is determined that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise , other than any payment pursuant to this Section 5(d)(xi)(A), (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the" Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive, within 15 days following the determination described in Section 5(d)(xi)(B) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by you of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, you shall retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

                 (B)     All determinations required to be made under this
          Section 5(d)(xi), including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by


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

          Ernst & Young, Winston-Salem, North Carolina, or such other accounting firm as the Company may designate prior to a Change of Control, which shall provide to the Company and you detailed supporting calculations within 15 business days of the date of your termination of employment. Except as hereinafter provided, any determination by Ernst & Young, Winston-Salem, North Carolina, or such other accounting firm as the Company may designate prior to a Change of Control, shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (x) Excise Tax Adjustment Payments which should have been made will not have been made by the Company ("Underpayment"), or (y) certain Payments will have been made which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Company shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit. In the event that you discover that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Employer.

          (xii) The Company shall also pay to you as incurred all legal and accounting fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company) unless your claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

          (e) If, within the twenty-four month period following a Spinoff, your employment with the Company shall be terminated (x) by the Company other than for Cause or Disability or (y) by you for Good Reason, then, effective as of the Date of Termination, you shall be entitled to the payments and benefits provided under Section 5(c) above, modified as provided below:

          (i) The Company shall pay to you, not later than 15 business days following the Date of Termination, a lump sum cash payment equal to the sum of your AIAP Vested Amount, PS Vested Amount and PU Vested Amount (each as defined in Exhibit B) as of the Date of Termination.

          (ii) You shall be entitled to use the automobile assigned to you immediately prior to the Spinoff for 36 months following such termination and, at the end of such 36 month period, ownership of such automobile shall be transferred to you. At the time of such transfer, the Company shall pay to you such amount in cash that after payment of all applicable federal, state and local taxes thereon, computed at the maximum marginal rates, is equal to all such taxes, so computed, imposed in connection with such transfer.

          (iii) Within 15 days following the Date of Termination, the Company shall pay to you in cash a lump sum equal to the actuarial present value of all accruals as of the Date of Termination under the non-qualified Retirement Plans and Savings Plans in which you participate, including the special pension benefit pursuant to Section
          6.1 herein.

          (iv) If you have at least five years of service, including the three-year period during which your compensation continues to be paid to you in accordance with Section 5(c)(ii), you shall be entitled (in addition to and upon the expiration of the benefits provided pursuant to Section 5(c)(iv)) to MedChoice Retiree Medical benefits as in effect for other retirees and as amended from time to time thereafter at the minimum level of Company subsidy or, if greater, the subsidy level based on actual years of service.

     6. SPECIAL BONUS PAYMENTS. Upon a Change of Control, the Company shall pay to you a special cash bonus payment equal to the sum of (a) and (b) as follows:

          (a) The Company will make a cash payment in respect of and in cancellation of each option you hold under the LTIP equal to the higher of (i) the excess, if any, of the Fair Market Value (as defined in the LTIP) over the option price of such option multiplied by the number of Shares (as defined in the LTIP) subject to such option or (ii) the value of such option using the Black Scholes method of valuing such option, based on the following assumptions:
(A) Fair Market Value (as so defined), (B) a term equal to the remaining life of the option; (C) a risk-free factor equal to the average yield on zero-coupon U.S. government issues, with a maturity coincident with the expiration of the remaining term of the option, as reported in the Wall Street Journal for the day the Change of Control is deemed to have occurred; (D) a dividend yield equal to the weighted average annual dividend yield of the shares for the time period since March 1995, or the immediately preceding 60 months, whichever time period is less; and (E) a volatility equal to the weighted average volatility of the shares for the immediately preceding 60 months. The volatility shall be calculated for each year (12-month periods counting back from the month prior to that in which the Change in Control is deemed to have occurred) by using the month-end closing prices plus dividends paid in that month. The dividend yield shall be calculated for each year (12-month periods counting back from the month prior to that in which the Change of Control is deemed to have occurred) by dividing the total dividends (for which the ex-dividend dates occur within that 12-month period) by the average month-end closing prices during that 12 month period. The weighted average dividend yield is calculated by applying a weighting factor to each annual yield where the highest factor is the number that equals the number of full or partial years in the time period and is applied to the annual yield of the most recent 12-month period, the second highest factor (highest factor minus 1) is applied to the annual yield of the second most recent 12-month period, the third highest factor (highest factor minus 2) is applied to the annual yield of the most recent 12-month period, and so forth, adding all of these products together and dividing by a number that equals the sum of the weighting factors. The weighted average volatility is calculated in the same manner as described for dividend yield. Notwithstanding the foregoing, this
Section 6(a) shall not apply in the event of a Change of Control under Section 3(c) hereof for which Holdings is using the "pooling of interest" method of accounting.

          (b) The Company will pay your AIAP Vested Amount, your PS Vested Amount and your PU Vested Amount (all as of the date of the Change of Control and all as defined in Exhibit B). Notwithstanding the foregoing, in the event that following a Change of Control any performance period within which such Change of Control occurred relating to any award under the AIAP or of Performance Units or Performance Shares under the LTIP (as such terms are defined therein) is completed prior to your termination of employment, upon such completion you shall be entitled to payment in respect of each such award of an amount, if any, equal to the excess of the value of such award, based on actual performance for such performance period, over the AIAP Vested Amount, PU Vested Amount or PS Vested Amount, as the case may be, previously paid to you upon such Change of Control in respect of such AIAP award, Performance Units or Performance Shares.
 .

     6.1 SPECIAL PENSION BENEFIT. In order to make you whole for forfeited pension entitlements from prior employers, you will be granted 10 years additional service credit for pension calculation purposes using the formulae under the Retirement Plan for Employees of RJR Nabisco, Inc. (the "PEP") or any successor plan. This 10 years service credit shall be forfeited if you terminate your employment voluntarily without Good Reason prior to completing five years of service with the Company or if you are at any time terminated for Cause (as defined herein). The benefit representing this additional 10 years service credit will not be paid from the tax qualified PEP or the Company's Additional Benefits Plan or Supplemental Benefits Plan, but instead will be paid by the Company in a lump sum, discounted to present value using Pension Benefit Guaranty Corporation rates, from the general assets of the Company upon your termination provided the service credit has not been forfeited as provided above.

     7.   SUCCESSORS; BINDING AGREEMENT; UNDERTAKING.

     (a) Holdings and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Holdings and the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holdings and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Holdings" and/or the "Company" shall mean Holdings or the Company, respectively, as herein before defined and any successor to the business and/or assets of either of them as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change of Control, the term "Company" shall also mean any affiliate of the Company to which you may be transferred and the

     Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change of Control the term "Company" shall not mean any affiliate of the Company to which you may be transferred unless you shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     (c)  (i)    During the two-year period following a Change of Control,
          there shall be no reduction in the benefit formula of the Retirement Plans or the employer matching contribution amount of the Savings Plans except as may be required by the Code or the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"); and

          (ii) The Company shall maintain for not less than two years following a Change of Control programs providing benefits on a basis no less favorable in the aggregate than provided under the SELECT Omnibus Welfare Plan, the Executive Medical Plan, the SELECT Omnibus Insurance Plan and the Perquisites Program, or successor programs, all as in effect for active employees immediately prior to such Change of Control.

     8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; PROVIDED that all notices to Holdings or the Company shall be directed to the attention of the Board with a copy to the Secretaries of the Company and of Holdings, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     9.   AMENDMENTS; WAIVERS; MITIGATION; OTHER PLANS.

     (a) Except as otherwise specifically provided herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officers as may be specifically designated by the respective Boards. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     (b) You shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, nor except to the extent provided in Section 5(c)(iv) or Section 5(d)(iv), shall the amount of any payment or benefit provided for in Sections 5(c), 5(d) or 5(e) hereof be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

     (c) Except as provided in this Agreement, if you are a participant in the LTIP or any other stock award plan of Holdings or an affiliate and have outstanding awards thereunder, the treatment of such awards shall be governed by the terms of such applicable plans and awards.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law (and not the choice of law rules) of the State of New York.

     11. VALIDITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. COUNTERPARTS. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     13. ARBITRATION. Following a Change of Control, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the parties and judgment may be entered on the arbitrator's award in any court having jurisdiction.

     14. CONTINUED EMPLOYMENT. You agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change of Control or a Spinoff until such transaction has taken place or, in the opinion of the Holdings Board, such person has abandoned or terminated its efforts to effect such transaction. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with your right to terminate your employment. In addition, nothing in this
Section 14 shall impair or interfere with the right of the Company or any subsidiary to terminate your employment with or without cause at any time, subject to the provisions of this Agreement.

     15. PAYMENT OBLIGATIONS ABSOLUTE; OBLIGOR. Following a Change of Control, Holdings' and the Company's obligations to make all payments and honor all commitments under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Holdings or the Company may have against you, subject to, in the event of your termination of employment, your execution of the relevant release of claims against Holdings and/or the Company in the form set forth on Exhibit A hereto. In default of any payment or provision of benefits hereunder by the Company, such payment or benefit shall be the obligation of Holdings.

     16. INTEREST ON LATE PAYMENTS. To the extent that any payments required to be made hereunder following a Change of Control are not made within the period specified therefor, the Company shall be liable for interest on such delayed payments at the rate of 150% of the prime rate compounded monthly, as posted by the Morgan Guaranty Trust Company of New York, from time to time.

     17. WITHHOLDING. Payments under this Agreement will be subject to normal deductions for taxes and other legally required withholding.

     18. ACTUARIAL CALCULATIONS. All required actuarial calculations of payments to be made hereunder shall be made by Watson Wyatt Worldwide, New York, New York, or such other actuarial firm as the Company may designate prior to a Change of Control.

     19. FUNDING. All benefits hereunder are unfunded and will be paid out of the general assets of the Company or Holdings. Notwithstanding the foregoing, the Company or Holdings may choose to maintain a rabbi trust or trusts for the purpose of paying certain of the benefits hereunder or under other plans and programs of the Company or Holdings and, if so, you shall be entitled to payments therefrom, if any, as and to the extent provided in such rabbi trust or trusts.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                              RJR NABISCO HOLDINGS CORP.


                              By
                                --------------------------------
                              Name:  Steven F. Goldstone
                              Title: Chairman and CEO


                              RJR NABISCO, INC.


                              By
                                --------------------------------
                              Name:     Steven F. Goldstone
                              Title:    Chairman and CEO

Agreed to this ____ day of

_____________________, 1998



---------------------------------
William L. Rosoff

                                      EXHIBIT A


                              FORM OF RELEASE AGREEMENT


[   ]     [Incorporation of terms of Employment Contract]

[   ]     [Acknowledgment that Release Agreement is the entire agreement to provide severance benefits.]

[   ]     [Description of Benefits to be provided]

[   ]     You shall maintain the terms and conditions of this Agreement in confidence. In addition, you will not disclose to any other employer or person any trade secrets or other proprietary, non-public, or confidential information pertaining to the Company. You will return all confidential Company information or documents in whatever form, except information relating to your personal employee benefits or executive compensation. In accordance with normal ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which defame the goodwill or reputation of the Company, its directors, officers, executives and employees or which constitute willful misconduct under circumstances where it is reasonable for you to anticipate or to expect that the natural consequences of such conduct by you will be to affect adversely the business or reputation of the Company or its affiliates, or the morale of other employees.

[   ]     a)  You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. b) You will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company or if you become aware of any potential claim or proposed litigation against the Company. c) You will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company's written permission or being required to provide information pursuant to legal process. d) If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony. e) The Company will be responsible for the costs of such designated counsel and you will bear no cost for same. f) You will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process. g) You will cooperate with the Company's attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

          Nothing in sentences c-g of the above paragraph is intended to apply to governmental or judicial investigations, including, but not limited to, an investigation by any agency or department of the Federal or state government, any hearing before a committee of the Congress of the United States or of a state legislature, any investigation or proceeding by or of a special prosecutor, or any proceeding by or before a grand jury; provided, however, the Company will reimburse you for legal expenses including, but not limited to, the cost of any attorney reasonably acceptable to the Company and other out-of-pocket expenses if you are compelled to appear in a governmental or judicial investigation.

[   ]     IN CONSIDERATION OF THE COMPENSATION AND BENEFITS SET FORTH IN THIS
          AGREEMENT, YOU VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASE AND FOREVER DISCHARGE THE COMPANY, ITS PARENTS, SUBSIDIARIES AND AFFILIATES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS, AND EACH OF THEIR PREDECESSORS, SUCCESSORS AND ASSIGNS, FROM ANY AND ALL CHARGES, COMPLAINTS, CLAIMS, PROMISES, AGREEMENTS, CONTROVERSIES, CAUSES OF ACTION AND DEMANDS OF ANY NATURE WHATSOEVER WHICH AGAINST THEM YOU OR YOUR EXECUTORS, ADMINISTRATORS, SUCCESSORS OR ASSIGNS EVER HAD, NOW HAVE OR HEREAFTER CAN, SHALL OR MAY HAVE BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER ARISING TO THE TIME YOU SIGN THIS AGREEMENT. YOU FURTHER AGREE THAT YOU WILL NOT SEEK OR BE ENTITLED TO ANY AWARD OF EQUITABLE OR MONETARY RELIEF IN ANY PROCEEDING OF ANY NATURE BROUGHT ON YOUR BEHALF ARISING OUT OF ANY OF THE MATTERS RELEASED BY THIS PARAGRAPH. THIS RELEASE INCLUDES, BUT IS NOT LIMITED TO, ANY RIGHTS OR CLAIMS RELATING IN ANY WAY TO YOUR EMPLOYMENT RELATIONSHIP WITH THE COMPANY, OR THE TERMINATION THEREOF, OR UNDER ANY STATUTE, INCLUDING THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, THE NEW YORK STATE AND CITY HUMAN RIGHTS LAWS OR ANY OTHER FEDERAL, STATE OR LOCAL LAW.

[   ]     By signing this Agreement, you represent that you have not commenced any proceeding against the Company in any forum (administrative or judicial) concerning your employment or the termination thereof. You further acknowledge that you were given sufficient notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and that the termination of your employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, you agree and acknowledge that the payments and benefits set forth in this Agreement shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement, including the release set forth in paragraph [ ].

[   ]     The Company advises you that you may wish to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the release in paragraph
          [ ], with an attorney of your choice should you so desire. You have entered into this Agreement freely, knowingly and voluntarily.

[   ]     You have at least twenty-one days to consider the terms of this
          Agreement, although you may sign and return it sooner if you wish. This Agreement may be revoked by you for a period of seven (7) consecutive calendar days after you have signed and dated it, and after such seven (7) days, it becomes final.

                                      EXHIBIT B

                                     DEFINITIONS


     AIAP VESTED AMOUNT means, as of a Change of Control or as of the date your employment terminates after a Change of Control or a Spinoff, as the case may be, an amount equal to the value of your target award under the AIAP for the relevant performance period in which the Change of Control or such termination occurs, as the case may be, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending on the Change of Control or such termination, as the case may be, and the denominator of which is the number of months in such performance period; provided that in the event of a termination of employment following a Change of Control in the year in which a Change of Control occurs, for purposes of computing the AIAP Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following the Change of Control and the target award shall be that in effect immediately preceding such Change of Control.

     PS VESTED AMOUNT means, with respect to any award of Performance Shares (as defined in the LTIP) you hold as of a Change of Control or as of the date your employment terminates after a Change of Control or a Spinoff, as the case may be, an amount equal to the adjusted value of (i) the number of Performance Shares subject to such award, multiplied by a fraction, the numerator of which is the number of months (including partial months) elapsed in the relevant performance period as of the Change of Control or as of the date of such termination, as the case may be, and the denominator of which is the number of months in such performance period, (ii) adjusted by applying target performance with respect to such award; provided that in the event of a termination of employment following a Change of Control in the year in which such Change of Control occurs, for purposes of computing the PS Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following the Change of Control and target performance with respect to such Performance Shares shall be that in effect immediately preceding such Change of Control.

     PU VESTED AMOUNT means, with respect to any award of Performance Units (as defined in the LTIP) you hold as of a Change of Control or as of the date your employment terminates after a Change of Control or a Spinoff, as the case may be, an amount equal to the target value of the number of Performance Units subject to such award multiplied by a fraction, the numerator of which is the number of months (including partial months) elapsed in the relevant performance period as of the Change of Control or as of the date of such termination, as the case may be, and the denominator of which is the number of months in such performance period; provided that in the event of a termination of employment following a Change of Control in the year in which a Change of Control occurs, for purposes of computing the PU Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following the Change of Control and the target value of such Performance Units shall be that in effect immediately preceding such Change of Control.

     RETIREMENT PLANS means the Retirement Plan for Employees of RJR Nabisco, Inc., the RJR Nabisco, Inc. Additional Benefits Plan, the RJR Nabisco, Inc., Supplemental Benefits Plan and the RJR Nabisco, Inc. Supplemental Executive Retirement Plan, and such other plans as the Board may hereafter determine.

     SAVINGS PLANS means the RJR Nabisco, Inc. Capital Investment Plan, the RJR Nabisco, Inc. Additional Benefits Plan and the RJR Nabisco, Inc. Supplemental Benefits Plans and such other plans as the Board may hereafter determine.

     YEAR OF SERVICE means each completed 12-month period of service by you with the Company or any other affiliate of the Company, including periods of approved leaves of absence, up to the last day of active employment.
























                                          2